AMENDMENT NO. 1
TO THE PRIORITY TECHNOLOGY HOLDINGS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

    THIS AMENDMENT NO. 1 to the Priority Technology Holdings, Inc. 2021 Employee Stock Purchase Plan is made as of the 17th day of March, 2022, by Priority Technology Holdings, Inc., (the “Company”), to be effective as set forth herein.

    WHEREAS, the Company previously established the Priority Technology Holdings, Inc. 2021 Employee Stock Purchase Plan (the “Plan”), which was adopted by the Company’s Board of Directors on April 16, 2021 and approved by the Company’s shareholders on June 9, 2021, to provide employees of the Company and certain of its Subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions;
WHEREAS, the Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”);
WHEREAS, pursuant to Section 10.9 of the Plan, the Administrator (as defined in the Plan) may amend the Plan at any time, provided that if the Plan is amended in a manner that is considered the adoption of a new plan pursuant to Section 423 of the Code (e.g., increase shares available for issuance under the Plan), such amendment shall not be effective until approved by the Company’s shareholders;
WHEREAS, the Company [has determined that it is in the best interest of the Company and its shareholders and] now desires to amend the Plan to increase the aggregate number of shares of Company Common Stock available for issuance under the Plan from 20,000 shares to 200,000 shares, an increase of 180,000 shares, subject to approval of the Company’s shareholders; and

NOW, THEREFORE, the Plan is hereby amended, as follows, subject to and effective as of the date on which the amendment is approved by the Company’s shareholders:

1.Section 3.1 of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

Section 3.1     Available Shares.
Subject to adjustments as provided in this Article III, the maximum aggregate number of Shares available for purchase under the Plan after its approval by the Company’s stockholders at the Company’s stockholders meeting scheduled for May 25, 2022 (the “Stockholder Approval Date”) shall be increased by 180,000 Shares, which will increase the number of Shares available for purchase under the Plan from 20,000 Shares to 200,000 Shares. The aggregate number of Shares available for purchase under the Plan shall be reduced on a one-for-one basis by the number of Shares issued or issuable for Offer Dates prior to the Stockholder Approval Date. Shares issued under the Plan may be authorized but unissued or reacquired shares of Common Stock.

2.This Amendment No. 1 to the Plan is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. The increase in the number of shares of Company Common Stock available for issuance may not be issued pursuant to the Plan unless and until such amendment is approved by the shareholders within twelve months after the date first written above. Except as hereby modified, the Plan shall remain in full force and effect.
    IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 as of the date first written above.

PRIORITY TECHNOLOGY HOLDINGS, INC.

By:
Name:
Title: